Filed Pursuant to Rule 433

Registration No. 333-202524

FREE WRITING PROSPECTUS

Dated December 6, 2016

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Callable Notes

with Contingent Return

}	Callable Notes with Contingent Return Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index
}	Approximately 10-year term
}	Quarterly contingent coupon payments at a variable rate per Scheduled Trading Day equivalent to at least 8.50% per annum (to be determined on the pricing date), payable for each Scheduled Trading Day on which the official closing level of each Underlying is greater than or equal to 70% of its Initial Level
}	Callable quarterly at our option at the principal amount plus the applicable contingent coupon on or after December 11, 2018
}	If the notes are not called, full exposure to declines in the least performing reference asset if its return is less than -40%
}	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Callable Notes with Contingent Return (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $927 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.25% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Callable Notes with Contingent Return

Linked to the Least Performing of the S&P 500® Index and Russell 2000® Index

Indicative Terms*

Principal Amount	$1,000 per Note
Term	10 years
Reference Asset	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be called at our option on any Call Payment Date occurring on or after December 11, 2018 and ending on September 10, 2026.† In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to 100% of the Principal Amount, together with the applicable coupon payment on the corresponding Call Payment Date.
Daily Coupon Rate	A rate per Scheduled Trading Day equivalent to at least 8.50% per annum (to be determined on the Pricing Date), as set forth on page FWP-6.
Contingent Coupon Payment

$1,000 x Contingent Coupon Rate

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the relevant Scheduled Trading Day: we will pay you the Daily Coupon Rate for that Scheduled Trading Day.

If the Official Closing Level of either Underlying is less than its Coupon Trigger on the relevant Scheduled Trading Day: the Daily Coupon Rate applicable to such Scheduled Trading Day will not accrue or be payable.

Coupon Trigger	For each Underlying, 70% of its Initial Level
Barrier Level	For each Underlying, 60% of its Initial Level.
Payment at Maturity per Note

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Final Return of the Least Performing Underlying is greater than or equal to -40%:

$1,000 + final Contingent Coupon, if payable

■  If the Final Return of the Least Performing Underlying is less than -40%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying) + final Contingent Coupon, if payable.
If the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose up to 100% of the Principal Amount.

Final Return	For each Underlying: Final Level – Initial Level Initial Level
Least Performing Underlying	The Underlying with the lowest Final Return.
Trade Date	December 6, 2016
Pricing Date	December 6, 2016
Original Issue Date	December 9, 2016
Final Valuation Date†	December 7, 2026
Maturity Date†	December 10, 2026
CUSIP/ISIN	40433UE85 / US40433UE856

* As more fully described beginning on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

** See page FWP-6 for Contingent Coupon Observation Periods, Payment Dates and Scheduled Trading Days.

The Notes

The Notes may be suitable for investors who believe that the level of each Underlying will not decrease significantly over the term of the Notes and who accept that the Notes are callable at our option on any Call Payment Date beginning on December 11, 2018 and ending on September 10, 2026. Unless the Notes are called prior to maturity, you will receive a quarterly Contingent Coupon on the applicable Contingent Coupon Payment Date equal to the number of Scheduled Trading Days on which the Official Closing Level of each Underlying is greater than its Coupon Trigger during the applicable quarterly Contingent Coupon Observation Period times the applicable Daily Coupon Rate, as set forth on page FWP-6.

On any Call Payment Date beginning on December 11, 2018, your Notes will be callable at our option. If the Notes are called, you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon, if any, on the corresponding Call Payment Date.

If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level, you will receive a Payment at Maturity equal to the Principal Amount of the Notes, plus the final Contingent Coupon, if any.

If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose 1% of your principal for every 1% decline in level of the Least Performing Underlying. You may also receive the final Contingent Coupon. Even with any Contingent Coupons, your return on the Notes may be negative.

The offering period for the Notes is through December 6, 2016

FWP-2

Information About the Underlyings

S&P 500® Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of November 30, 2016 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

The Russell 2000® Index

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of October 31, 2016 were: Financial Services, Technology, Producer Durables, Consumer Discretionary and Health Care.

The graphs above illustrate the daily performance of each Underlying from January 1, 2008 through December 5, 2016. Past performance is not necessarily an indication of future results. For further information on the Underlyings, please see “Information Relating to the Underlyings” on page FWP-16 and “The S&P 500® Index” and “The Russell 2000® Index” in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

FWP-3

HSBC USA Inc. Callable Notes with Contingent Return

This free writing prospectus relates to a single offering of Callable Notes with Contingent Return. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of two indices. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each, an “Underlying” and together, the “Underlyings”)

Trade Date:	December 6, 2016

Pricing Date:	December 6, 2016

Original Issue Date:	December 9, 2016

Final Valuation Date:	December 7, 2026, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, expected to be December 10, 2026. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Feature:	The Notes are callable at our option, in whole, but not in part, on each quarterly Call Payment Date beginning on December 11, 2018 and ending on September 10, 2026. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive the Principal Amount plus the applicable Contingent Coupon, if any, on the corresponding Call Payment Date.

Call Payment Dates:	As set forth in the table below. The Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Notice Date:	3 business days prior to the relevant Call Payment Date.

Contingent Coupon Payment:

$1,000 x Contingent Coupon Rate

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the relevant Scheduled Trading Day, you will receive the applicable Contingent Coupon per $1,000 in Principal Amount with respect to the Daily Coupon Rate on that Scheduled Trading Day on the applicable Coupon Payment Date, as set forth in the table below.

If the Official Closing Level of either Underlying is less than its Coupon Trigger on the relevant Scheduled Trading Day, the Contingent Coupon applicable to such Scheduled Trading Day will not accrue or be payable.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Contingent Coupon:	With respect to each quarterly Contingent Coupon Observation Period, a rate per quarter payable as follows: Daily Coupon Rate x Variable Days

Contingent Coupon Rate:	At least 8.50% per annum

Daily Coupon Rate:	A rate per Scheduled Trading Day as specified in the table below (equivalent to at least 8.50% per annum).

FWP-4

Contingent Coupon Observation Period:	Each period from and including the Contingent Observation Start Date and ending on and including the Contingent Coupon Observation Period End Date, as set forth in the table below.

Contingent Coupon Payment Dates:	As set forth in the table below. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Coupon Trigger:	For each Underlying, 70% of its Initial Level

Coupon Trigger Event:	A Coupon Trigger Event will occur if, on any Scheduled Trading Day, the Official Closing Level of the Least Performing Underlying is less than 70% of its Initial Level.

Payment at Maturity:	Unless the Notes are called prior to maturity, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.

Final Settlement Value:

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Final Return of the Least Performing Underlying is greater than or equal to -40%:

$1,000 + final Contingent Coupon, if payable.

■  If the Final Return of the Least Performing Underlying is less than -40%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying) + final Contingent Coupon, if payable.

If the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose up to 100% of the Principal Amount.

Barrier Level:	For each Underlying, 60% of its Initial Level.

Least Performing Underlying:	The Underlying with the lowest Final Return.

Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to each Underlying, its Official Closing Level on the Pricing Date.

Final Level:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.

Official Closing Level:	With respect to each Underlying, the Official Closing Level on any trading day will be determined by the calculation agent based upon the closing level of such index, displayed on the following pages on the Bloomberg Professional® service: for the SPX, page “SPX <INDEX>” and for the RTY, page “RTY <INDEX>”. With respect to any of the foregoing, if the level for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Variable Days:	The number of Scheduled Trading Days during each Quarterly Contingent Coupon Observation Period on which a Coupon Trigger Event has not occurred.

Scheduled Trading Day:	Any day on which all of the Relevant Exchanges and Related Exchanges (each as defined in the accompanying Equity Index Underlying Supplement) are scheduled to be open for trading for their respective regular trading sessions.

CUSIP/ISIN:	40433UE85 / US40433UE856

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

FWP-5

Contingent Coupon Observation Period	Contingent Coupon Observation Period Start Date	Contingent Coupon Observation Period End Date	Contingent Coupon Payment Date*	Maximum Scheduled Trading Days in the Coupon Observation Period**	Daily Coupon Rate
1	December 7, 2016	March 6, 2017	March 9, 2017	60	0.035416667
2	March 7, 2017	June 6, 2017	June 9, 2017	64	0.033203125
3	June 7, 2017	September 6, 2017	September 11, 2017	64	0.033203125
4	September 7, 2017	December 6, 2017	December 11, 2017	64	0.033203125
5	December 7, 2017	March 6, 2018	March 9, 2018	60	0.035416667
6	March 7, 2018	June 6, 2018	June 11, 2018	64	0.033203125
7	June 7, 2018	September 6, 2018	September 11, 2018	64	0.033203125
8	September 7, 2018	December 6, 2018	December 11, 2018*	64	0.033203125
9	December 7, 2018	March 6, 2019	March 11, 2019*	60	0.035416667
10	March 7, 2019	June 6, 2019	June 11, 2019*	64	0.033203125
11	June 7, 2019	September 6, 2019	September 11, 2019*	64	0.033203125
12	September 9, 2019	December 6, 2019	December 11, 2019*	64	0.033203125
13	December 9, 2019	March 6, 2020	March 11, 2020*	61	0.034836066
14	March 9, 2020	June 8, 2020	June 11, 2020*	64	0.033203125
15	June 9, 2020	September 8, 2020	September 11, 2020*	64	0.033203125
16	September 9, 2020	December 7, 2020	December 10, 2020*	63	0.033730159
17	December 8, 2020	March 8, 2021	March 11, 2021*	61	0.034836066
18	March 9, 2021	June 7, 2021	June 10, 2021*	63	0.033730159
19	June 8, 2021	September 7, 2021	September 10, 2021*	64	0.033203125
20	September 8, 2021	December 6, 2021	December 9, 2021*	63	0.033730159
21	December 7, 2021	March 7, 2022	March 10, 2022*	62	0.034274194
22	March 8, 2022	June 6, 2022	June 9, 2022*	63	0.033730159
23	June 7, 2022	September 6, 2022	September 9, 2022*	64	0.033203125
24	September 7, 2022	December 6, 2022	December 9, 2022*	64	0.033203125
25	December 7, 2022	March 6, 2023	March 9, 2023*	63	0.033730159
26	March 7, 2023	June 6, 2023	June 9, 2023*	66	0.03219697
27	June 7, 2023	September 6, 2023	September 11, 2023*	65	0.032692308
28	September 7, 2023	December 6, 2023	December 11, 2023*	65	0.032692308
29	December 7, 2023	March 6, 2024	March 11, 2024*	63	0.033730159
30	March 7, 2024	June 6, 2024	June 11, 2024*	66	0.03219697
31	June 7, 2024	September 6, 2024	September 11, 2024*	65	0.032692308
32	September 9, 2024	December 6, 2024	December 11, 2024*	65	0.032692308
33	December 9, 2024	March 6, 2025	March 11, 2025*	62	0.034274194
34	March 7, 2025	June 6, 2025	June 11, 2025*	66	0.03219697
35	June 9, 2025	September 8, 2025	September 11, 2025*	65	0.032692308
36	September 9, 2025	December 8, 2025	December 11, 2025*	65	0.032692308
37	December 9, 2025	March 6, 2026	March 11, 2026*	62	0.034274194
38	March 9, 2026	June 8, 2026	June 11, 2026*	66	0.03219697
39	June 9, 2026	September 7, 2026	September 10, 2026*	65	0.032692308
40	September 8, 2026	December 7, 2026	December 10, 2026	65	0.032692308

* These Contingent Coupon Payment Dates are also Call Payment Dates

** The numbers in this column will be affected by any unscheduled holidays.

Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

FWP-6

GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Underlying or any component security included in the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this free writing prospectus, page S-1 of the prospectus supplement and page S-2 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

} The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

} The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

} The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

FWP-7

PAYMENT ON THE NOTES

Call Feature

The Notes will be called at our option, in whole, but not in part, on each Call Payment Date beginning on December 11, 2018 and ending on September 10, 2026. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, investors will receive on the relevant Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on each Coupon Payment Date equal to the number of Scheduled Trading Days during the applicable Contingent Coupon Observation Period that the Official Closing Level of each Underlying is equal to or greater than its Coupon Trigger times the applicable Daily Coupon Rate (as set forth on page FWP-6), if any. No interest will accrue for any Scheduled Trading Day on which any Underlying is below its Coupon Trigger. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” beginning on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 8.50% per annum (to be determined on the Pricing Date), equivalent to a maximum of $21.25 per $1,000 in Principal Amount quarterly.

Maturity

Unless the Notes are called prior to maturity, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■  If the Final Return of the Least Performing Underlying is greater than or equal to -40%:

$1,000 + final Contingent Coupon, if payable

■  If the Final Return of the Least Performing Underlying is less than -40%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying) + final Contingent Coupon, if payable.

If the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to the SPX, S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference sponsor. With respect to the RTY, FTSE Russell is the reference sponsor.

FWP-8

INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

} You believe that the Official Closing Level of each Underlying will be at or above its Coupon Trigger on most or all of the Scheduled Trading Days within each Contingent Coupon Observation Period and if not, the Final Level of the Least Performing Underlying will be at or above its Barrier Level.

} You are willing to accept that the quarterly Contingent Coupon Payment (at a rate per Scheduled Trading Day equivalent to at least 8.50% per annum) is contingent and is payable only if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Scheduled Trading Day.

} You do not seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

} You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Final Return of the Least Performing Underlying is less than -40%.

} You are willing to lose up to 100% of the Principal Amount.

} You are willing to hold Notes that will be callable at our option on any Call Payment Date beginning on December 11, 2018 and ending on September 10, 2026, or you are otherwise willing to hold the Notes to maturity.

} You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

} You are willing to forgo dividends or other distributions paid on the stocks included in the Underlyings.

} You do not seek an investment for which there will be an active secondary market.

} You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

} You believe that the Official Closing Level of at least one Underlying will be below its Coupon Trigger on most or all of the Scheduled Trading Days within each Contingent Coupon Observation Period or the Final Level of the Least Performing Underlying will be below its Barrier Level.

} You believe the quarterly Contingent Coupon Payment (at a rate per Scheduled Trading Day equivalent to at least 8.50% per annum) will not provide you with your desired return.

} You seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

} You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Final Return of the Least Performing Underlying is less than -40%.

} You seek an investment that provides full return of principal at maturity.

} You are unable or unwilling to hold Notes that will be callable at our option on any Call Payment Date beginning on December 11, 2018 and ending on September 10, 2026, or you are otherwise unable or unwilling to hold the Notes to maturity.

} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

} You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

} You seek an investment for which there will be an active secondary market.

} You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-9

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-2 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

} “—Risks Relating to All Note Issuances” in the prospectus supplement; and

} “—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is less than its Barrier Level. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Final Return of the Least Performing Underlying is less than zero, excluding the value of any final Contingent Coupon payment. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of either Underlying on a Scheduled Trading Day is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to such Scheduled Trading Day. If on each of the Scheduled Trading Days within each Contingent Coupon Observation Period, the Official Closing Price of either Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you may not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the level of either Underlying.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity if the Final Level of each Underlying is equal to or greater than its Barrier Level (plus any final Contingent Coupon reflecting the number of Scheduled Trading Days during the final Contingent Coupon Observation Period on which the Final Level of each Underlying was equal to or greater than its Coupon Trigger), regardless of any appreciation in the level of either Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks represented by an Underlying during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be called at our option prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as 24 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called at our option prior to the Maturity Date.

If the Notes are not called, your return will be based on the Final Return of the Least Performing Underlying.

If the Notes are not called prior to maturity, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying, plus the final Contingent Coupon, if any. As a result, you could lose all or some of your initial investment if the Final Level of the Least Performing Underlying is less than its Barrier Level, even if there is an increase in the level of the other Underlying. This could be the case even if the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

FWP-10

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the level of each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Levels are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the level of that Underlying could close below its Barrier Level on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Level, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Level may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The level of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such

FWP-11

discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Changes that affect the Underlyings may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of each Underlying concerning additions, deletions and substitutions of the constituents comprising that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of that Underlying. The policies of the reference sponsor with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could affect the value of the Notes and the return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies may also be more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-12

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of either Underlying relative to its Initial Level. We cannot predict the Official Closing Level of either Underlying on any Scheduled Trading Day or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the Notes.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of Final Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that we do not call the Notes and your Notes are held to maturity and, except where noted, the Official Closing Level of each Underlying was above its respective Coupon Trigger on each Scheduled Trading Day during the term of the Notes. If the Official Closing Level of each Underlying on every Scheduled Trading Day is greater than or equal to its respective Coupon Trigger, the Contingent Coupons paid over the term of the Notes would total $850 per $1,000 in Principal Amount. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Level:	1,000 with respect to each Underlying

}	Hypothetical Coupon Trigger:	700 with respect to each Underlying (70% of its Initial Level)

}	Hypothetical Barrier Level:	600 with respect to each Underlying (60% of its Initial Level)

}	Hypothetical Contingent Coupon Rate:	8.50% per annum

The actual Initial Level, Coupon Trigger and Barrier Level of each Underlying, and Contingent Coupon Rate will be determined on the Pricing Date.

Summary of the Examples

Hypothetical Final Level of the Least Performing Underlying	Hypothetical Final Return of the Least Performing Underlying	Hypothetical Final Settlement Value	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Payable Prior to the Maturity Date)
2,000.00	100.00%	$1,021.25	2.125%*
1,800.00	80.00%	$1,021.25	2.125%*
1,600.00	60.00%	$1,021.25	2.125%*
1,400.00	40.00%	$1,021.25	2.125%*
1,200.00	20.00%	$1,021.25	2.125%*
1,000.00	0.00%	$1,021.25	2.125%*
900.00	-10.00%	$1,021.25	2.125%*
800.00	-20.00%	$1,021.25	2.125%*
700.00	-30.00%	$1,021.25	2.125%*
600.00	-40.00%	$1,000.00	0.00%**
500.00	-50.00%	$500.00	-50.00%**
400.00	-60.00%	$400.00	-60.00%**
300.00	-70.00%	$300.00	-70.00%**
200.00	-80.00%	$200.00	-80.00%**
0.00	-100.00%	$0.00	-100.00%**

*Assumes that the Official Closing Level of each Underlying was above its respective Coupon Trigger on each Scheduled Trading Day during the term of the Notes.

**Assumes that the Official Closing Level of each Underlying was below its respective Coupon Trigger on each Scheduled Trading Day during the term of the Notes.

FWP-13

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The level of the Least Performing Underlying increases from its Initial Level to its Final Level by 60%.

Underlying	Initial Level	Final Level
SPX	2,000.00	3,400.00 (170% of its Initial Level)
RTY	1,000.00	1,600.00 (160% of its Initial Level)

RTY is the Least Performing Underlying. Because the level of RTY increases by 60% from its Initial Level to its Final Level, the Final Return of the Least Performing Underlying is 60.00%, calculated as follows:

Final Level of RTY – Initial Level of RTY

Initial Level of RTY

(1,600.00 - 1,000.00) / 1,000.00 = 60.00%

Because the Final Level of the Least Performing Underlying is above its Barrier Level, the Final Settlement Value would be $1,021.25 per $1,000 Principal Amount, calculated as follows:

$1,000 + Final Contingent Coupon

= $1,000 + ($1,000 × 2.125%)

= $1,021.25

Example 1 shows that you will receive the return of your principal investment plus the final Contingent Coupon when the Final Level of the Least Performing Underlying is above its Barrier Level and Coupon Trigger, even though the increase in the level of the Least Performing Underlying is significant.

Example 2: The level of the Least Performing Underlying decreases from its Initial Level to its Final Level by 20%.

Underlying	Initial Level	Final Level
SPX	2,000.00	1,600.00 (80% of its Initial Level)
RTY	1,000.00	1,300.00 (130% of its Initial Level)

SPX is the Least Performing Underlying. Because the level of SPX decreases by 20% from its Initial Level to its Final Level, the Final Return of the Least Performing Underlying is -20.00%, calculated as follows:

Final Level of SPX – Initial Level of SPX

Initial Level of SPX

(1,600.00 - 2,000.00) / 2,000.00 = -20.00%

Because the Final Level of the Least Performing Underlying is above its Barrier Level and Coupon Trigger, the Final Settlement Value would be $1,021.25 per $1,000 Principal Amount, calculated as follows:

$1,000 + Final Contingent Coupon

= $1,000 + ($1,000 × 2.125%)

= $1,021.25

Example 2 shows that you will receive the return of your principal investment plus the final Contingent Coupon when the Final Level of the Least Performing Underlying is above its Barrier Level and Coupon Trigger even though there is a decrease in the level of the Least Performing Underlying.

FWP-14

Example 3: The level of the Least Performing Underlying decreases from its Initial Level to its Final Level by 35%.

Underlying	Initial Level	Final Level
SPX	2,000.00	1,600.00 (80% of its Initial Level)
RTY	1,000.00	650.00 (65% of its Initial Level)

RTY is the Least Performing Underlying. Because the level of RTY decreases by 35% from its Initial Level to its Final Level, the Final Return of the Least Performing Underlying is -35.00%, calculated as follows:

Final Level of RTY – Initial Level of RTY

Initial Level of RTY

(650.00 - 1,000.00) / 1,000.00 = -35.00% + final Contingent Coupon Payment, if any

Because the Final Level of the Least Performing Underlying is above its Barrier Level, but not its Coupon Trigger, the Final Settlement Value would be $1,000.00, equal to the Principal Amount. You would also receive any final Contingent Coupon Payment reflecting the number of Scheduled Trading Days in the final Contingent Coupon Observation Period on which each Underlying was above its respective Coupon Trigger.

Example 4: The level of the Least Performing Underlying decreases from its Initial Level to its Final Level by 60%.

Underlying	Initial Level	Final Level
SPX	2,000.00	1,600.00 (80% of its Initial Level)
RTY	1,000.00	400.00 (40% of its Initial Level)

RTY is the Least Performing Underlying. Because the level of RTY decreases by 60% from its Initial Level to its Final Level, the Final Return of the Least Performing Underlying is -60.00%, calculated as follows:

Final Level of RTY – Initial Level of RTY

Initial Level of RTY

(400.00 - 1,000.00) / 1,000.00 = -60.00%

Because the Final Level of the Least Performing Underlying is below its Barrier Level, the Final Settlement Value would be $400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × (Final Return of the Least Performing Underlying)

= $1,000 + ($1,000 × -60.00%)

= $400.00 + final Contingent Coupon Payment, if any

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the level of the Least Performing Underlying if the Final Level of the Least Performing Underlying is below its Barrier Level. You would also receive any final Contingent Coupon Payment reflecting the number of Scheduled Trading Days in the final Contingent Coupon Observation Period on which each Underlying was above its respective Coupon Trigger. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

FWP-15

INFORMATION RELATING TO THE UNDERLYINGS

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of November 30, 2016 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through December 5, 2016. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any Scheduled Trading Day or the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of October 31, 2016 were: Financial Services, Technology, Producer Durables, Consumer Discretionary and Health Care.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through December 5, 2016. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any Scheduled Trading Day or the Final Valuation Date.

FWP-16

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the Scheduled Trading Day immediately preceding the date of acceleration will be used as the final Scheduled Trading Day and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that Scheduled Trading Day, then the accelerated Final Valuation Date will be postponed for up to five Scheduled Trading Days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the Scheduled Trading Day preceding the date of acceleration, the determination of such Underlying’s Final Level will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.25% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

FWP-17

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Additionally, recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-18

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$     Callable Notes with Contingent
Return Linked to the Least Performing
of the S&P 500® Index and

the Russell 2000® Index

December 6, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-13
Information Relating to the Underlyings	FWP-16
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-18

Equity Index Underlying Supplement
Disclaimer	S-1
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial AverageSM	S-9
The EURO STOXX 50® Index	S-11
The FTSE® 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ 100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58